Exhibit 1


                            THE ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            THE NEPTUNE SOCIETY, INC.


     Pursuant to Section 607.1006 of the Florida Business Corporation Act, THE NEPTUNE SOCIETY, INC., a for profit Florida corporation (the "Corporation"), DOES HEREBY CERTIFY AND ADOPT THESE ARTICLES OF AMENDMENT TO ITS ARTICLES OF
INCORPORATION:

     FIRST: The name of the Corporation is THE NEPTUNE SOCIETY, INC.

     SECOND: The Articles of Incorporation of this Corporation are amended by changing ARTICLE IV so that, as amended, said ARTICLE IV shall read as follows:

                                   Article IV

               4.1 AUTHORIZED CAPITAL STOCK. The total authorized capital stock of the Corporation is 85,000,000 shares, consisting of 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The common stock is subject to the rights and preferences of the preferred stock as set forth below.

               4.2 COMMON STOCK. All authorized shares of common stock shall have full voting powers and, subject to the rights of classes or series of preferred stock, shall be entitled to receive the net assets of the Corporation upon dissolution.

               4.3 PREFERRED STOCK. The board of directors may from time to time, by resolution and subject to filing articles of amendment as provided by Florida law, authorize the issuance of shares of preferred stock in one or more classes or series, the shares of each class or series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issuance thereof.


     THIRD:  This amendment  shall be effective at 5:00 p.m.  (Eastern  Standard
     Time) on May 31, 2002.

     FOURTH: This amendment to the Articles of Incorporation was approved by the shareholders of the Corporation. The number of votes cast for the amendment was sufficient for approval.



     DATED this 28th day of May, 2002.


                                     By:/s/ Marco P. Markin
                                        ----------------------------------------
                                        Marco P. Markin

                                     Title: Chief Executive Officer/
                                            Chairman of the Board